Exhibit 99.1

Contacts Investors: Media:	Mark Jones +1 212 915-8796 Mark.p.jones@willis.com Ingrid Booth +44 203 124-7182 boothi@willis.com
Willis Group Holdings Prices $800 Million Senior Notes Offering
NEW YORK, March 14, 2011 — Willis Group Holdings plc (NYSE:WSH), the global insurance broker, today announced pricing of $300 million aggregate principal amount of 4.125% senior unsecured notes due March 15, 2016 and $500 million aggregate principal amount of 5.75% senior unsecured notes due March 15, 2021. Willis expects the offering to close on March 17, 2011, subject to customary closing conditions.
The Company intends to use the net proceeds of the offering to repurchase or redeem any and all of the $500 million in aggregate principal amount of 12.875% senior notes due 2016, and for general corporate purposes.
Standard & Poor’s has assigned a BBB- credit rating to the proposed offering of senior notes. Moody’s Investor Services has assigned a Baa3 credit rating to the proposed offering of senior notes.
The joint book-running managers for the offering are Barclays Capital Inc., Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated. Willis Capital Markets & Advisory is serving as joint lead manager for the offering and Transaction Advisor to the Company.
The public offering is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. Interested parties may obtain copies of the prospectus and prospectus supplement by contacting:
•	Barclays Capital, Inc. c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, phone (888) 603-5847 or by email: barclaysprospectus@broadridge.com

•	Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282-2198, phone (866) 471-2526 or by email: prospectus-ny@ny.email.gs.com

•	Morgan Stanley & Co, Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, phone (866) 718-1649 or by email: prospectus@morganstanley.com
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of senior notes may be made only be means of a prospectus and prospectus supplement.

About Willis
Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 Associates serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.
Forward-looking Statements
This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as the impact of any regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations; the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions; our ability to continue to manage our significant indebtedness; our ability to compete effectively in our industry; our ability to implement and realize anticipated benefits of the 2011 operational review, the Willis Cause or any other initiative we pursue; material changes in the commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise; the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control; our ability to retain key employees and clients and attract new business; the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions; any fluctuations in exchange and interest rates that could affect expenses and revenue; rating agency actions that could inhibit our ability to borrow funds or the pricing thereof; a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations; our ability to achieve the expected strategic benefits of transactions;
our ability to receive dividends or other distributions in needed amounts from our subsidiaries; changes in the tax or accounting treatment of our operations; any potential impact from the U.S. healthcare reform legislation; the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations; our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies; risks associated with non-core operations including underwriting, advisory or reputational; our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and the interruption or loss of our information processing systems or failure to maintain secure information systems. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission.
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